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                                                                    EXHIBIT 14.1

                         ELECTRO-OPTICAL SCIENCES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (the "Code") sets forth legal and ethical standards of conduct for directors, officers and employees of Electro-Optical Sciences, Inc. (the "Company"). This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company and all of its subsidiaries (as in existence from time to time) and other business entities controlled by it worldwide. All references to employees herein shall be deemed to include officers and directors unless the context specifically only relates to employees.

If you have any questions regarding this Code or its application to you in any situation, you should contact your immediate supervisor or the Company's Chief Financial Officer (the "CFO").

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company requires that all employees comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to your immediate supervisor or the CFO. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other Federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. The Company shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or Federal administrative, judicial or legislative proceeding or investigation.

CONFLICTS OF INTEREST

Employees must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively. No

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employee shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company.

OUTSIDE EMPLOYMENT STATEMENT

Each employee agrees to devote his or her full business time, attention, skill and effort exclusively to the performance of the duties that the Company may assign.

In general, outside work activities are not permitted when they:

      - Prevent the employee from fully performing work for which he or she is employed at the Company, including overtime assignments for non-exempt employees;

      - Involve performing services as a consultant, employee, officer, director, advisor or in any other capacity for, or have a financial interest in, a competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company; and

      - Violate provisions of applicable state or Federal law or the Company's policies or rules.

REPORTING POTENTIAL CONFLICTS

It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the CFO. Approval will not be given unless the relationship will not interfere with the employee's duties and will not damage the Company's reputation.

INSIDER TRADING

Employees who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which employees are required to sign at the start of their employment.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the CFO before making any such purchase or sale.

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CONFIDENTIALITY

Employees must maintain the confidentiality of information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Employees (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or to one of the Company's authorized spokespersons.

All employees at the start of their employment with the Company are required to sign an Employee Invention, Non-Disclosure and Non-Compete Agreement (the "Confidentiality Agreement"). Please keep in mind that the Confidentiality Agreement is binding and enforceable. Employees unsure about the confidential nature of specific information must ask their immediate supervisor or the CFO. Employees will be subject to appropriate disciplinary action, up to and including termination, for knowingly or unknowingly revealing information of a confidential nature.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

ETHICAL STANDARDS

The Company intends to establish and maintain an outstanding reputation for conducting its business activities. As an employee you are obligated to uphold that reputation in every business activity. Employees should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. If you are ever in doubt as to whether an activity meets our

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ethical standards or compromises the Company's reputation, please discuss it with your immediate supervisor or the CFO.

PROTECTION AND PROPER USE OF CORPORATE ASSETS

Employees should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Employees must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees must advance the Company's legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

GIFTS AND GRATUITIES

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, nominal in amount and not given in consideration or expectation of any action by the recipient.

Employees must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of nominal value. Any gifts that are not of nominal value should be returned immediately and reported to your immediate supervisor or the CFO. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

Employees must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the

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transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission (the "SEC") and in other public communications.

CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the CFO. See "Reporting and Compliance Procedures." All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined to be without merit by the Company's Chief Executive Officer (the "CEO") and CFO of the Company. In any event, a record of all complaints and concerns received will be provided to the Audit Committee each fiscal quarter. All reports filed regarding questionable accounting or auditing matters will be automatically directed to the Chairperson of the Audit Committee.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

DEALINGS WITH INDEPENDENT AUDITORS

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company's financial statements or the preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company's financial statements.

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WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the CFO must be obtained. The CFO shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

REPORTING AND COMPLIANCE PROCEDURES

Every employee has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. Any employee who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her immediate supervisor or to the CFO, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the CFO.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the CFO or Audit Committee Chairperson by fax, mail or e-mail. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may do so anonymously if you wish.

Once information regarding an alleged violation of this Code has been received, the receiver of such information, the CFO or Audit Committee Chairperson) shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the CEO and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation, and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the CEO for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or

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a director, the CEO and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action, up to and including termination. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including termination.

DISSEMINATION AND AMENDMENT

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

Adopted by the Board of Directors of Electro-Optical Sciences, Inc. on May 13, 2005

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